Exhibit 99.1

MURPHY OIL ANNOUNCES PRELIMINARY FIRST QUARTER 2013 EARNINGS

EL DORADO, Arkansas, May 1, 2013 – Murphy Oil Corporation (NYSE: MUR) announced today that net income in the first quarter of 2013 was $360.6 million ($1.88 per diluted share), compared to net income of $290.1 million ($1.49 per diluted share) in the first quarter of 2012. The first quarter of 2013 included income from discontinued operations of $152.6 million ($0.80 per diluted share) compared to income of $8.6 million ($0.05 per diluted share) in 2012. The 2013 discontinued operations results primarily related to a gain on sale of two oil and natural gas properties in the United Kingdom during the quarter. Income from continuing operations was $208.0 million ($1.08 per diluted share) in the first quarter 2013, down from $281.5 million ($1.44 per diluted share) in the 2012 quarter. Income from continuing operations declined in the 2013 quarter compared to 2012 due primarily to higher expenses for exploration, administration, financing and income taxes. Better results for the Company’s downstream operations partially offset these higher expenses.

Net Income

	Three Mos. Ended March 31,
(Millions of Dollars except per share)	2013	2012
Exploration and Production	$231.9	313.0
Refining and Marketing	25.3	(4.2)
Corporate	(49.2)	(27.3)

Income from continuing operations	208.0	281.5
Income from discontinued operations	152.6	8.6

Net income	$360.6	290.1

Income per Common share – Diluted:
Income from continuing operations	$1.08	1.44
Net income	$1.88	1.49

Exploration and Production (E&P)

Income contribution from continuing E&P operations was $231.9 million in the first quarter of 2013, down from $313.0 million in the same quarter of 2012.

E&P Metrics

	Three Mos. Ended March 31,
	2013	2012
Oil Production Volume – Bbls. per day	126,888	107,490
Natural Gas Sales Volume – MCF per day	449,925	525,635
Total BOE Production Volume – BOE per day	201,876	195,096

Average Realized Oil Sales Price – $ per Bbl.	$96.00	97.78
Average Realized North American Natural Gas Sales Price – $ per MCF	$3.11	2.56
Average Realized Sarawak Natural Gas Sales Price – $ per MCF	$6.82	7.80

The results of operations improved in 2013 in the United States compared to the prior year, however, lower income in Canada, Malaysia and other areas during the 2013 quarter more than offset the stronger U.S. results. U.S. income improved in 2013 primarily due to higher production in the Eagle Ford Shale area of South Texas. Canadian results were lower than the prior year due to extremely weak heavy oil prices, dry hole costs associated with unsuccessful wells drilled in the Muskwa Shale area of Alberta, and lower sales volumes, lower sales prices and higher extraction costs for both synthetic oil and East Coast operations. Operations in Malaysia had lower income in 2013 primarily due to less profit generated at natural gas fields offshore Sarawak, where both sales volumes and sales prices were significantly lower than the prior year. Results in the Republic of the Congo included well workover costs of $11.3 million during the 2013 quarter. Exploration expenses for other foreign operations were higher in the 2013 quarter and included unsuccessful drilling costs for a shallow-water well in Cameroon and geophysical expenses for exploration licenses in Australia, Cameroon and Indonesia.

The Company’s worldwide crude oil, condensate and natural gas liquid sales prices averaged $96.00 per barrel for the 2013 first quarter compared to the 2012 first quarter average of $97.78 per barrel. Total crude oil, condensate and gas liquids production of 126,888 barrels per day in the first quarter of 2013 was 18% above the 107,490 barrels per day produced in the 2012 quarter. The increase in oil production during the 2013 quarter was primarily associated with volume growth in the Eagle Ford Shale, where the Company has a significant development drilling program ongoing. Total sales volumes of crude oil, condensate and natural gas liquids averaged 131,479 barrels per day in the first quarter 2013 compared to 108,562 barrels per day in the 2012 quarter. North American natural gas sales prices averaged $3.11 per thousand cubic feet (MCF) in the 2013 first quarter compared to $2.56 per MCF in the same quarter of 2012. Natural gas produced at fields offshore Sarawak, Malaysia was sold at an average of $6.82 per MCF in the 2013 quarter, down from $7.80 per MCF in the 2012 first quarter. Natural gas sales volume of about 450 million cubic feet per day in the first three months of 2013 was 14% below the 525 million cubic feet per day sold in the 2012 period. This gas sales decline was primarily attributable to lower production in the Tupper area of Western Canada and lower sales volume from gas fields offshore Sarawak, Malaysia, primarily due to planned maintenance at our gas receiving facility.

Production expenses increased $100.6 million in 2013 compared to 2012 based on higher hydrocarbon volumes sold in the U.S. and higher production costs associated with an oil sale at the Azurite field in Republic of the Congo. Depreciation expense increased $60.1 million in 2013 due to both higher hydrocarbon volumes sold in the Eagle Ford Shale area and a higher overall per barrel capital amortization rate.

Exploration expense in the 2013 period was $108.5 million compared to $52.9 million in 2012. Dry hole expense was higher by $40.4 million in 2013 primarily due to unsuccessful drilling in Western Canada and Cameroon. Geological and geophysical expense was $28.2 million higher in 2013 compared to 2012 due to the current quarter including higher seismic acquisition costs in the deepwater Gulf of Mexico as well as in Australia, Cameroon and Indonesia.

Refining and Marketing (R&M)

Murphy’s R&M continuing operations generated a profit of $25.3 million in the 2013 first quarter compared to a loss of $4.2 million in the 2012 quarter.

R&M Metrics

	Three Mos. Ended March 31,
	2013	2012
U.S. Retail Fuel Margin – Per gallon	$0.110	0.071
U.S. Retail Merchandise Sales – Per store month	$146,986	152,923
U.K. Refinery inputs – Bbls. per day	115,768	130,750
U.K. R&M Unit Margin – Per Bbl.	$(0.03)	0.79
Total Petroleum Product Sales – Bbls. per day	424,072	450,527

United States downstream operations generated a profit of $29.4 million in the 2013 quarter, compared to a loss of $7.2 million in 2012. Improved results for U.S. marketing operations were the primary driver to the higher 2013 income. U.S. retail margins in the 2013 first quarter were $0.039 per gallon stronger than the same period in 2012. Average U.S. retail fuel sales volumes in 2013 on a per-store basis were lower by about 1.5% compared to 2012. Total margin on merchandise sales in 2013 was down slightly compared to the 2012 quarter. This decline was primarily associated with lower sales volumes and associated margins for cigarettes. Other U.S. marketing operating results were stronger in the 2013 quarter compared to the prior year due to both higher margins for fuel moved through product terminals and higher sales prices for ethanol renewable identification numbers (RINs). Results for ethanol production operations in 2013 were improved compared to 2012 as the benefit from stronger prices for dried distillers grain in the latest quarter at the Hankinson, North Dakota plant was partially offset by weaker crush spreads at the Hereford, Texas plant. The Company has previously announced its intent to separate the U.S. retail marketing business into a stand-alone publicly-owned company in 2013.

Refining and marketing operations in the United Kingdom incurred a loss of $4.1 million in the first quarter 2013 compared to income of $3.0 million in the same quarter of 2012. The unfavorable result for U.K. R&M operations in 2013 was primarily due to weaker net refining margins in the most recent quarter at the Milford Haven, Wales refinery. Additionally, the refinery had certain units offline for scheduled maintenance during the 2013 quarter, which led to lower processed crude oil feedstocks. The Company has announced its intent to sell the U.K. R&M operations and those efforts continue to progress.

Corporate

Corporate functions had net costs of $49.2 million in the 2013 first quarter compared to net costs of $27.3 million in the 2012 first quarter. The larger net cost in 2013 compared to 2012 was principally due to higher expenses for administration and interest in the current year. The 2013 increase in administrative costs related to higher employee compensation costs and professional services associated with the intended separation of the U.S. retail marketing business. Interest expense increased in the current year due to higher average borrowing levels, partially offset by additional interest costs capitalized to ongoing oil development projects. The 2013 quarter also included larger unfavorable impacts from transactions denominated in foreign currencies; these transactions led to after-tax costs of $4.1 million in the 2013 quarter compared to after-tax costs of $1.5 million in the 2012 quarter.

Discontinued Operations

Discontinued operations include oil and gas production activities in the United Kingdom. Income from discontinued operations was $152.6 million in the first quarter of 2013 compared to $8.6 million in the 2012 quarter. The 2013 quarter included an after-tax gain of $147.4 million associated with the sale of the Schiehallion and Amethyst fields in the U.K. The Company expects to conclude the sale of the remaining Mungo/Monan field during the second quarter. All results of operations for these U.K. oil and gas properties have been reported as discontinued operations in the consolidated financial statements.

Steven A. Cossé, Murphy’s President and Chief Executive Officer, commented, “The process for completing the separation of our U.S. retail business in the second half of the year is going according to plan, largely due to the efforts of the retail management team led by Andrew Clyde. The U.S. retail business operated well in the first quarter 2013, with better than normal fuel margins achieved during the winter season. In the upstream business, our production levels exceeded expectations during the first quarter, principally due to good performance in the Eagle Ford Shale area. We will continue our active exploration drilling program with upcoming wells offshore Australia and Cameroon. The sale of the Mungo/Monan field in the U.K. should be completed in the second quarter.

“We anticipate total worldwide production volumes of 202,000 barrels of oil equivalent per day in the second quarter of 2013. Sales volumes of oil and natural gas are projected to average 201,000 barrels of oil equivalent per day during the quarter. At the present time, we expect income from continuing operations in the second quarter to range between $1.50 and $1.65 per diluted share. The second quarter estimate includes projected exploration expense of between $50 million and $80 million, and income from our downstream businesses of approximately $73 million. Results could vary based on the risk factors described below.”

The public is invited to access the Company’s conference call to discuss first quarter 2013 results on Thursday, May 2, at 12:00 p.m. CDT either via the Internet through the Investor Relations section of Murphy’s Web site at http://www.murphyoilcorp.com/ir or via the telephone by dialing 1-877-741-4253. The telephone reservation number for the call is 2999412. Replays of the call will be available through the same address on the Murphy Web site, and a recording of the call will be available through May 6 by dialing 1-888-203-1112 and referencing reservation number 2999412. Audio downloads will be available on the Murphy Web site through June 1 and via Thomson StreetEvents for their service subscribers.

Summary financial data and operating statistics for the first quarter 2013 with comparisons to 2012 are contained in the attached tables.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, including Murphy’s plans to separate its U.S. retail marketing business and to divest its U.K. downstream operations, are subject to inherent risks and uncertainties. Factors that could cause one or more of these forecasted events not to occur include, but are not limited to, a failure to obtain necessary regulatory approvals, a failure to obtain assurances of anticipated tax treatment, a deterioration in the business or prospects of Murphy or its U.S. retail marketing business, adverse developments in Murphy or its U.S. retail marketing business’ markets, adverse developments in the U.S. or global capital markets, credit markets or economies generally or a failure to execute a sale of the U.K. downstream operations on acceptable terms or in the timeframe contemplated. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, but are not limited to, the volatility and level of crude oil and natural gas prices, the level and success rate of our exploration programs, our ability to maintain production rates and replace reserves, customer demand for our products, adverse foreign exchange movements, political and regulatory instability, and uncontrollable natural hazards. For further discussion of risk factors, see Murphy’s 2012 Annual Report on Form 10-K on file with the U.S. Securities and Exchange Commission. Murphy undertakes no duty to publicly update or revise any forward-looking statements.

####

MURPHY OIL CORPORATION

FUNCTIONAL RESULTS OF OPERATIONS (Unaudited)

(Millions of dollars)

	Three Months Ended March 31, 2013		Three Months Ended March 31, 2012
	Revenues	Income	Revenues	Income
Exploration and production
United States	$408.9	93.8	221.1	50.8
Canada	260.8	13.3	307.0	73.3
Malaysia	560.0	205.2	564.0	224.1
Republic of the Congo	69.5	(14.8)	57.6	1.6
Other	(0.2)	(65.6)	—	(36.8)

	1,299.0	231.9	1,149.7	313.0

Refining and marketing
United States	4,019.5	29.4	4,264.2	(7.2)
United Kingdom	1,329.5	(4.1)	1,540.0	3.0

	5,349.0	25.3	5,804.2	(4.2)

	6,648.0	257.2	6,953.9	308.8
Corporate	(8.0)	(49.2)	3.0	(27.3)

Revenue/income from continuing operations	6,640.0	208.0	6,956.9	281.5
Discontinued operations, net of tax	—	152.6	—	8.6

Total revenues/net income	$6,640.0	360.6	6,956.9	290.1

MURPHY OIL CORPORATION

OIL AND GAS OPERATING RESULTS (Unaudited)

THREE MONTHS ENDED MARCH 31, 2013 AND 2012

		Canada
(Millions of dollars)	United States	Conven- tional	Syn- thetic	Malaysia	Republic of the Congo	Other	Total
Three Months Ended March 31, 2013
Oil and gas sales and other revenues	$408.9	155.4	105.4	560.0	69.5	(.2)	1,299.0
Production expenses	90.4	43.4	56.0	86.6	75.9	—	352.3
Depreciation, depletion and amortization	130.4	81.5	13.7	133.9	—	1.2	360.7
Accretion of asset retirement obligations	3.3	1.5	2.7	3.3	1.1	—	11.9
Exploration expenses
Dry holes	.7	30.5	—	.4	—	9.4	41.0
Geological and geophysical	12.7	.1	—	.3	—	26.4	39.5
Other	1.5	.3	—	—	.1	10.7	12.6

	14.9	30.9	—	.7	.1	46.5	93.1
Undeveloped lease amortization	6.1	5.3	—	—	—	4.0	15.4

Total exploration expenses	21.0	36.2	—	.7	.1	50.5	108.5

Selling and general expenses	16.1	6.4	.2	.5	.5	13.7	37.4

Results of operations before taxes	147.7	(13.6)	32.8	335.0	(8.1)	(65.6)	428.2
Income tax provisions (benefits)	53.9	(2.8)	8.7	129.8	6.7	—	196.3

Results of operations (excluding corporate overhead and interest)	$93.8	(10.8)	24.1	205.2	(14.8)	(65.6)	231.9

Three Months Ended March 31, 2012
Oil and gas sales and other revenues	$221.1	189.4	117.6	564.0	57.6	—	1,149.7
Production expenses	48.5	44.4	52.6	89.2	17.0	—	251.7
Depreciation, depletion and amortization	63.0	77.2	13.3	112.7	33.8	.6	300.6
Accretion of asset retirement obligations	2.8	1.3	2.0	2.9	.2	—	9.2
Exploration expenses
Dry holes	—	.8	—	—	—	(.2)	.6
Geological and geophysical	.2	4.2	—	(.1)	.1	6.9	11.3
Other	3.9	.2	—	—	.2	8.1	12.4

	4.1	5.2	—	(.1)	.3	14.8	24.3
Undeveloped lease amortization	11.1	7.1	—	—	—	10.4	28.6

Total exploration expenses	15.2	12.3	—	(.1)	.3	25.2	52.9

Selling and general expenses	12.1	4.1	.2	.3	.9	11.0	28.6

Results of operations before taxes	79.5	50.1	49.5	359.0	5.4	(36.8)	506.7
Income tax provisions	28.7	13.8	12.5	134.9	3.8	—	193.7

Results of operations (excluding corporate overhead and interest)	$50.8	36.3	37.0	224.1	1.6	(36.8)	313.0

MURPHY OIL CORPORATION

SUMMARIZED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended March 31,
	2013	2012*
Revenues	$6,639,954	6,956,936

Costs and expenses
Crude oil and product purchases	4,999,645	5,514,379
Operating expenses	599,102	488,485
Exploration expenses	108,493	52,927
Selling and general expenses	109,742	88,159
Depreciation, depletion and amortization	393,754	332,588
Accretion of asset retirement obligations	12,165	9,446
Interest expense	27,028	11,739
Interest capitalized	(13,388)	(6,423)

	6,236,541	6,491,300

Income from continuing operations before income taxes	403,413	465,636
Income tax expense	195,443	184,198

Income from continuing operations	207,970	281,438
Income from discontinued operations, net of income taxes	152,629	8,633

Net income	$360,599	290,071

Income per Common share – Basic
Continuing operations	$1.09	1.45
Discontinued operations	0.80	0.05

Net income	$1.89	1.50

Income per Common share – Diluted
Continuing operations	$1.08	1.44
Discontinued operations	0.80	0.05

Net income	$1.88	1.49

Cash dividends per Common share	$0.3125	0.275

Average Common shares outstanding (thousands)
Basic	190,810	193,922
Diluted	191,765	194,885

*	Reclassified to conform to current presentation.

MURPHY OIL CORPORATION

SUMMARIZED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(Thousands of dollars)

	Three Months Ended March 31,
	2013	2012[1]
Operating Activities
Net income	$360,599	290,071
Adjustments to reconcile net income to net cash provided by operating activities
Income from discontinued operations	(152,629)	(8,633)
Depreciation, depletion and amortization	393,754	332,588
Amortization of deferred major repair costs	5,949	5,911
Expenditures for asset retirement	(15,881)	(6,957)
Dry hole costs	41,011	620
Amortization of undeveloped leases	15,390	28,632
Accretion of asset retirement obligations	12,165	9,446
Deferred and noncurrent income tax charges	25,341	8,072
Pretax gains from disposition of assets	(40)	(90)
Net decrease in noncash operating working capital other than cash and cash equivalents	211,462	301,071
Other - net	10,114	16,823

Net cash provided by continuing operations	907,235	977,554
Net cash provided by discontinued operations	13,892	13,452

Net cash provided by operating activities	921,127	991,006

Investing Activities
Property additions and dry hole costs	(1,035,021)	(561,705)
Proceeds from sale of assets	29	123
Purchases of investment securities[2]	(230,320)	(469,564)
Proceeds from maturity of investment securities[2]	130,385	507,305
Expenditures for major repairs	(4,894)	—
Investing activities of discontinued operations
Sales proceeds	211,549	—
Property additions and other	(7,974)	(5,559)
Other - net	2,306	3,889

Net cash required by investing activities	(933,940)	(525,511)

Financing Activities
Borrowing (repayment) of notes payable	261,989	(11)
Proceeds from exercise of stock options and employee stock purchase plans	1,281	6,599
Excess tax benefits related to exercise of stock options	—	1,037
Withholding tax on stock-based incentive awards	(7,337)	(5,501)
Issue costs of debt facility	(91)	—
Cash dividends paid	(59,672)	(53,383)

Net cash provided (required) by financing activities	196,170	(51,259)

Effect of exchange rate changes on cash and cash equivalents	(13,568)	8,540

Net increase in cash and cash equivalents	169,789	422,776
Cash and cash equivalents at beginning of period	947,316	513,873

Cash and cash equivalents at end of period	$1,117,105	936,649

[1]	Reclassified to conform to current presentation.

[2]	Represents cash invested in Canadian government securities with maturities greater than 90 days at the date of acquisition.

MURPHY OIL CORPORATION

OTHER FINANCIAL DATA

(Unaudited, except for December 31, 2012)

(Millions of dollars)

	March 31, 2013	Dec. 31, 2012
Total current assets	$4,098.8	4,108.6
Total current liabilities	3,272.1	3,409.1
Total assets	17,751.7	17,522.6
Long-term debt	2,507.3	2,245.2
Stockholders' equity	9,138.5	8,942.0

	Three Months Ended March 31,
	2013	2012
Capital expenditures – continuing operations
Exploration and production
United States	$512.9	214.6
Canada	141.0	154.3
Malaysia	223.0	301.0
Other	89.1	36.8

	966.0	706.7

Refining and marketing
United States	64.2	18.3
United Kingdom	6.2	4.5

	70.4	22.8

Corporate	3.8	1.8

Total capital expenditures – continuing operations	1,040.2	731.3

Charged to exploration expenses*
United States	14.9	4.1
Canada	30.9	5.2
Malaysia	0.7	(0.1)
Other	46.6	15.1

Total charged to exploration expenses	93.1	24.3

Total capitalized – continuing operations	$947.1	707.0

* Excludes amortization of undeveloped leases of	$15.4	28.6

MURPHY OIL CORPORATION

STATISTICAL SUMMARY

	Three Months Ended March 31,
	2013	2012
Net crude oil, condensate and gas liquids produced – barrels per day	126,888	107,490
Continuing operations	125,239	104,419
United States	40,062	20,280
Canada – light	228	205
– heavy	8,519	8,406
– offshore	9,243	9,377
– synthetic	12,417	13,311
Malaysia	53,355	49,959
Republic of the Congo	1,415	2,881
Discontinued operations – United Kingdom	1,649	3,071

Net crude oil, condensate and gas liquids sold – barrels per day	131,479	108,562
Continuing operations	129,925	105,427
United States	40,062	20,280
Canada – light	228	205
– heavy	8,519	8,406
– offshore	7,943	8,619
– synthetic	12,417	13,311
Malaysia	53,914	48,703
Republic of the Congo	6,842	5,903
Discontinued operations – United Kingdom	1,554	3,135

Net natural gas sold – thousands of cubic feet per day	449,925	525,635
Continuing operations	447,014	521,894
United States	59,484	51,231
Canada	191,799	242,285
Malaysia – Sarawak	149,083	184,635
– Kikeh	46,648	43,743
Discontinued operations – United Kingdom	2,911	3,741

Total net hydrocarbons produced – equivalent barrels per day[1]	201,876	195,096

Total net hydrocarbons sold – equivalent barrels per day[1]	206,467	196,168

Weighted average sales prices
Crude oil, condensate and gas liquids – dollars per barrel[2]
United States	$106.53	$110.08
Canada[3] – light	81.91	91.40
– heavy	28.04	51.14
– offshore	111.44	118.39
– synthetic	94.30	96.95
Malaysia[4]	94.44	94.74
Republic of the Congo[4]	112.89	107.26
Discontinued operations – United Kingdom	113.19	120.01
Natural gas – dollars per thousand cubic feet
United States[2]	$3.51	$2.64
Canada[3]	2.99	2.54
Malaysia – Sarawak[4]	6.82	7.80
– Kikeh	0.24	0.24
Discontinued Operations – United Kingdom[3]	12.30	9.58

[1]	Natural gas converted on an energy equivalent basis of 6:1.
[2]	Includes intracompany transfers at market prices.
[3]	U.S. dollar equivalent.
[4]	Prices are net of payments under the terms of the respective production sharing contracts.

MURPHY OIL CORPORATION

STATISTICAL SUMMARY (Continued)

	Three Months Ended March 31,
	2013	2012
Refining and Marketing
United States retail marketing:
Fuel margin per gallon*	$0.110	$0.071
Gallons sold per store month	250,952	254,806
Merchandise sales revenue per store month	$146,986	$152,923
Merchandise margin as a percentage of merchandise sales	12.9%	13.0%
Store count at end of period (Company operated)	1,172	1,133

United Kingdom refining and marketing - unit margins per barrel	$(0.03)	$0.79

Petroleum products sold - barrels per day	424,072	450,527
United States	305,794	319,976
Gasoline	264,765	274,391
Kerosine	192	216
Diesel and home heating oils	40,837	45,369
United Kingdom	118,278	130,551
Gasoline	44,510	44,679
Kerosine	15,105	15,872
Diesel and home heating oils	42,031	43,683
Residuals	12,698	15,698
LPG and other	3,934	10,619

U.K. refinery inputs - barrels per day	115,768	130,750
Milford Haven, Wales - crude oil	112,411	127,001
- other feedstocks	3,357	3,749

U.K. refinery yields - barrels per day	115,768	130,750
Gasoline	40,420	44,573
Kerosine	15,465	16,089
Diesel and home heating oils	40,604	40,340
Residuals	12,135	15,586
LPG and other	4,160	10,593
Fuel and loss	2,984	3,569

*	Represents net sales prices for fuel less purchased cost of fuel.